TRANS-LUX LOGO
26 Pearl Street  Norwalk, CT  06850

FOR IMMEDIATE RELEASE

For Further Information
Contact: Angela D. Toppi
Executive Vice President & CFO
203.642.5903

               TRANS-LUX REPORTS YEAR-END, FOURTH QUARTER RESULTS

NORWALK, CT, March 31, 2011 - Trans-Lux Corporation (OTC: TNLX), a leading supplier of programmable electronic information displays and next generation LED lighting, today reported financial results for the fourth quarter and year ended December 31, 2010. Trans-Lux President and Chief Executive Officer J.M. Allain made the announcement.

Year Ended December 31, 2010
Revenues for 2010 totaled $24.3 million, down from $28.5 million for the year ended 2009. Net loss from continuing operations for the year-end 2010 was $7.1 million (loss of $2.91 per share), compared with a loss of $8.8 million (loss of $3.81 per share) in 2009. This year's loss includes the $1.1 million restructuring charge and the $0.5 million charge to write-off engineering software. The prior year's loss includes the write-off of a $2.7 million note receivable related to the former Norwalk, Connecticut facility that the Company sold in 2004. Total EBITDA for the year ended 2010 is a negative $161,000 compared with a negative $1.1 for the year ended 2009. Without the restructuring charge and write-offs, EBITDA would have been a positive $1.4 million for 2010, compared with a positive $1.6 million for the same period in 2009.

In addition, the Company's independent registered public accounting firm included an explanatory paragraph in their opinion in connection with the audit relating to the uncertainty regarding the Company's ability to continue as a going concern.

Trans-Lux/2

"We are concentrating on our long-term sales and marketing objectives in the LED digital signage market and lighting, while continuing our efforts to strengthen our financial position through on-going restructuring efforts." said Mr. Allain. "We are taking measures to capitalize on new business opportunities and have already secured several substantial new orders during the first quarter of 2011. I am proud of our team and our ability to move forward on the restructuring we started a year ago."

Fourth Quarter 2010
Fourth quarter revenues were $5.6 million in 2010, up from $5.3 million in 2009. Trans-Lux reported a net loss from continuing operations of $1.8 million ($-0.75 per share) during the fourth quarter of 2010, compared with a net loss of $3.1 million ($-1.31 per share) during the same period the prior year. Last years fourth quarter loss included $1.0 million charge related to the Company's pension plan and supplemental retirement plan and a charge for legal fees relating to the settlement of a lawsuit. The Company had negative cash flow from continuing operations, as defined by EBITDA, of $120,000 for the fourth quarter of 2010, compared with a negative $1.3 million during the fourth quarter of 2009.

About Trans-Lux
Trans-Lux Corporation is a leading designer and manufacturer of digital signage display solutions for the financial, sports and entertainment, gaming and leasing markets. With a comprehensive offering of LED Large Screen Systems, Fair-Play branded Scoreboards, and Trans-Lux Energy LED lighting solutions, Trans-Lux delivers comprehensive digital signage solutions for any size venue's indoor and outdoor display needs. For more information, please visit our web site at www.trans-lux.com.

                         (Table of Operations attached)

                                      ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

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Trans-Lux/3

                             TRANS-LUX CORPORATION
                             RESULTS OF OPERATIONS
                                  (Unaudited)

<CAPTIONS>
                                                       THREE MONTHS ENDED      YEAR ENDED
                                                           DECEMBER 31         DECEMBER 31
(In thousands, except per share data)                     2010      2009      2010      2009
--------------------------------------------------------------------------------------------
Revenues                                               $ 5,569   $ 5,330   $24,307   $28,548
                                                       -------------------------------------

Loss from continuing operations                        $(1,843)  $(3,054)  $(7,098)  $(8,795)
Income from discontinued operations                         62         -        62         -
                                                       -------------------------------------
Net loss                                               $(1,781)  $(3,054)  $(7,036)  $(8,795)
                                                       -------------------------------------

Calculation of EBITDA:
  Net loss from continuing operations                  $(1,843)  $(3,054)  $(7,098)  $(8,795)
  Interest expense, net                                    428       431     1,591     1,693
  Income tax (benefit) expense                             (61)      (88)      (19)       54
  Depreciation and amortization                          1,294     1,444     5,303     5,983
                                                       -------------------------------------
EBITDA from continuing operations (1)                     (182)   (1,267)     (223)   (1,065)
  Effect of discontinued operations                         62         -        62         -
                                                       -------------------------------------
Total EBITDA (1)                                       $  (120)  $(1,267)  $  (161)  $(1,065)
                                                       =====================================
(Loss) income per share - basic and diluted:
  Continuing operations                                $ (0.75)  $ (1.31)  $ (2.91)  $ (3.81)
  Discontinued operations                                 0.02         -      0.02         -
                                                       -------------------------------------
  Total loss per share                                 $ (0.73)  $ (1.31)  $ (2.89)  $ (3.81)
                                                       -------------------------------------

Average common shares outstanding - basic and diluted    2,443     2,324     2,437     2,311
--------------------------------------------------------------------------------------------

(1) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization. EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with accounting principles generally accepted in the United States of America or as a measure of a company's profitability or liquidity. The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.